Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

June 25, 2009

Torchmark Corporation

3700 South Stonebridge Drive

McKinney, Texas 75070

Ladies and Gentlemen:

We have acted as special counsel to Torchmark Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement of the Company on Form S-3, File No. 333-159910 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the Company of $300,000,000 aggregate principal amount of the Company’s 9.25% Senior Notes due 2019 (the “Notes”), to be issued under an Indenture, dated as of February 1, 1987, between the Company and The Bank of New York Mellon Trust Company, N.A. (as ultimate successor trustee to Morgan Guaranty Trust Company of New York) (the “Trustee”), as proposed to be supplemented by that certain Third Supplemental Indenture, to be dated as of June 30, 2009 (the “Third Supplemental Indenture”), between the Company and the Trustee (as so supplemented, the “Indenture”), and sold pursuant to the Underwriting Agreement, dated as of June 25, 2009 (the “Underwriting Agreement”), among the Company and Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., on behalf of themselves and as representatives of the several underwriters named therein (the “Underwriters”). This opinion is being furnished to you for filing as Exhibit 5 to a Current Report on Form 8-K of the Company to be filed with the Commission on or about the date hereof (the “Current Report”), and for incorporation by reference into the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Company’s Preliminary Prospectus Supplement dated June 25, 2009 relating to the Notes (the “Preliminary Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act; (iii) the Company’s Prospectus Supplement dated June 25, 2009 relating to the Notes (the “Prospectus Supplement”), in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act; (iv) the Indenture, including the form of the Third Supplemental Indenture; (v) the form of the Notes; (vi) the Underwriting Agreement; (vii) the Restated Certificate Incorporation, as amended, of the Company; (viii) the Amended and Restated Bylaws of the Company; and (ix) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the transactions contemplated by the Registration Statement, the Prospectus Supplement, the Indenture and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate for purposes of the opinions set forth herein.

Torchmark Corporation

June 25, 2009

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified, photostatic or reproduced copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on or against such parties.

As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Alabama, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that upon the execution and delivery of the Third Supplemental Indenture, when the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the Underwriting Agreement, the Notes will have been legally issued and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The above opinion is subject to and qualified by the following exceptions, limitations and qualifications: (i) the effect of applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws of general applicability now or hereinafter in effect relating to or affecting creditors' rights and remedies; (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); (iii) requirements that a claim with respect to the Notes denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law; (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency; (v) any waiver with respect to usury laws; and (vi) the unenforceability under certain circumstances of provisions regarding indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to securities laws or public policy.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report, to the incorporation by reference of this opinion into the Registration Statement, and to the reference to our firm in the Preliminary Prospectus Supplement and the Prospectus Supplement, forming a part of the Registration Statement, under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Torchmark Corporation

June 25, 2009

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.